Exhibit 10.298
William A. Pettit
Senior Vice President,
Human Resources and Administration
August 1, 2006
Henry F. Blissenbach
607 Pond View Drive
Mendota Heights, MN 55120
Dear Hank:
We are pleased to offer you the exempt position of Chairman & Interim Chief Executive Officer with Ligand Pharmaceuticals Incorporated reporting to the Board of Directors. We are offering you a starting salary of $40,000 per month. The effective date of the position is Tuesday, August 1, 2006.
In addition, subject to the consent of the Compensation Committee of the Board of Directors’ and regulatory approval, you will be granted an option to purchase one hundred fifty thousand (150,000) shares of common stock in the Company, to vest 50% at the end of six months and the remaining 50% to vest at the end of one year, except that all of these options will vest immediately upon the appointment of a new Chief Executive Officer. You will be eligible for incentive compensation of up to 50% of your base salary, not to exceed $100,000, based upon performance of certain objectives to be agreed upon. Documented, out-of-pocket expenses related to your duties, including commuting to San Diego and living expenses will be reimbursed by the Company.
As a regular employee of Ligand, you will become eligible to participate in Company-sponsored benefits. Your medical benefits will be effective on the first day of the month following your employment date. Ligand’s total compensation package, including salary, equity participation in the company, and the benefits program, when viewed in its entirety, is one of the best in the pharmaceutical industry, including the large multi-national pharmaceutical companies.
Employment with Ligand is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause by either party after 30 days notice. If you accept this offer, the terms and conditions in this letter shall be the terms of your employment.
Sincerely,
LIGAND PHARMACEUTICALS INC.
  /S/ William A. Pettit
William A. Pettit
Senior Vice President,
Human Resources and Administration
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Agreed and Accepted:

/S/ Henry F. Blissenbach

Henry F. Blissenbach